Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Senior Director, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES HOLDS ANNUAL MEETING OF STOCKHOLDERS

PLEASANTON, Calif., March 22, 2013 – At its annual meeting held on Thursday, March 21, 2013 in New York, New York, the stockholders of The Cooper Companies, Inc. (NYSE:COO) elected nine directors and ratified the appointment of KPMG LLP as the Company’s auditors for fiscal 2013. Stockholders also approved, on an advisory basis, the Company’s compensation practices for its executive officers.

BOARD OF DIRECTORS AND OFFICERS

Cooper’s stockholders elected the following as members of the board of directors: A. Thomas Bender, chairman of the board of the Company; Allan E. Rubenstein, M.D., vice-chairman of the board and lead director of the Company, chief executive officer of NexGenix Pharmaceuticals, LLC; Michael H. Kalkstein, of counsel of Dechert, LLP; Jody S. Lindell, President and CEO of S.G. Management, Inc.; Gary S. Petersmeyer; Donald Press, executive vice president of Broadway Management Company, Inc., and principal in the firm of Donald Press, P.C.; Steven Rosenberg, president, chief executive officer and chief financial officer of Berkshire Bancorp, Inc.; Robert S. Weiss, president and chief executive officer of the Company; and Stanley Zinberg, M.D.

Following the stockholders’ meeting, the board elected: A. Thomas Bender, chairman of the board and Allan E. Rubenstein, M.D., vice-chairman of the board and lead director. The board also elected as officers of the Company: Robert S. Weiss, president and chief executive officer; Greg W. Matz, vice president and chief financial officer; Carol R. Kaufman, executive vice president, secretary and chief administrative officer; Daniel G. McBride, Esq., vice president, general counsel and chief risk officer; Albert G. White III, vice president and chief strategy officer; Eugene J. Midlock, vice president, tax; and Rodney E. Folden, vice president and corporate controller.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market-leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has approximately 7,800 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

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